UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2012

CAM Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53009	57-1021913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jixing Building, 151 Shengli Avenue North, Shijiazhuang, Hebei Province, P.R. China	050041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86-0311-8696-4264

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAM GROUP, INC.

CURRENT REPORT ON FORM 8-K

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits
Signatures

Item 1.01 Entry into a Material Definitive Agreement.

Fertilizer Agreements

Starting on October 30, 2012 CAM Group, Inc. (the “Registrant” or “Company”), through its subsidiary China Agriculture Media (Hebei) Ltd. Co. (“CAM Hebei”) entered into a series of oral and written agreements (collectively the “Agreements”) with Hebei Agriculture Means of Production Co. Ltd. (“Hebei AMP”) for the purchase and sale of fertilizer in Hebei Province China.

Pursuant to the terms of the Agreements, the product known as “Nei Meng urea” (Tian Ye Brand), 50KG packages of quality standard GB2440-2001 fertilizer in the amount of 1,900 tons shall be sold by Hebei AMP to CAM Hebei for a purchase price of 2,260 RMB/Ton or a total of 4,294,000RMB. Hebei AMP will deliver the fertilizer to CAM Hebei as needed, and Hebei AMP shall be responsible for all transportation costs and risk of loss until delivery. In the event of a breach of contract the breaching party shall pay liquidated damages of 3% to the injured party, however if the damages due to the breach of contract are higher than the 3% liquidated damages for the breach of contract, the party in breach shall be liable for actual damages.

Change of Transfer Agent

On January 7, 2013 the Registrant effected a change of transfer agent from Colonial Stock Transfer to Guardian Registrar & Stock Transfer, Inc. (“Guardian”). The change of transfer agent was not the result of any disagreement between the Company and Colonial Stock Transfer but the change was made because the officers of the Company believe that Guardian can provide the same standard of service for a lower price.

It is important to note that our CFO, Ms. Luo who is the spouse of Mr. Weiheng Cai, our President, Director and one of the Company’s largest beneficial shareholders, is a 25% owner of Guardian.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 14, 2013              CAM Group, Inc.

By: /s/ Kit Ka

                                                                  Kit Ka

Chief Executive Officer

Exhibit Index

None